Exhibit 99.1

Contacts:	Michael Mullen (media)	Christopher Jakubik, CFA (investors)
	Michael.Mullen@kraftheinz.com	ir@kraftheinz.com

Kraft Heinz Announces Upcoming Changes to its

Board of Directors

PITTSBURGH & CHICAGO – Jan. 31, 2018 – The Kraft Heinz Company (NASDAQ: KHC) (“Kraft Heinz”) announced today that, after years of distinguished service, Mackey McDonald, 71, will retire from the Company’s Board of Directors following the end of his term at the upcoming Kraft Heinz 2018 Annual Meeting of Stockholders. The Company also announced that the Board of Directors has nominated George Zoghbi to stand for election at the 2018 Annual Meeting.

“Mackey has made many contributions to Kraft Heinz during a transformative period for the Company, starting as a Director at Kraft Foods Inc. in 2010 and serving in key roles during Kraft Foods Group’s spin-off and, most recently, during the merger of Kraft and Heinz. We are grateful to Mackey for his commitment and service to Kraft Heinz and the Board,” said Alex Behring, Chairman of the Board of Directors. “Similarly, George has held important global leadership positions at Kraft Heinz for over ten years. George’s understanding of Kraft Heinz and his dynamic perspective on the food and beverage industry will be immensely valuable as the Company pursues Our Vision To Be the Best Food Company, Growing a Better World.”

Mr. Zoghbi, 51, served as the Chief Operating Officer of the U.S. Commercial business from the closing of the 2015 merger until October 2017, when he transitioned to the role of Strategic Advisor to the CEO, a role he will continue in. He joined Kraft in 2007 and has held various roles during his career including Chief Operating Officer of Kraft Foods. Mr. Zoghbi is also a director of Brambles Limited, a global supply chain logistics company.

ABOUT THE KRAFT HEINZ COMPANY

The Kraft Heinz Company (NASDAQ: KHC) is the fifth-largest food and beverage company in the world. A globally trusted producer of delicious foods, The Kraft Heinz Company provides high quality, great taste and nutrition for all eating occasions whether at home, in restaurants, or on the go. The Company’s iconic brands include Kraft, Heinz, ABC, Capri Sun, Classico, Jell-O, Kool-Aid, Lunchables, Maxwell House, Ore-Ida, Oscar Mayer, Philadelphia, Planters, Plasmon, Quero, Smart Ones and Velveeta. The Kraft Heinz Company is dedicated to the sustainable health of our people, our planet and our Company. For more information, visit www.kraftheinzcompany.com.

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